As filed with the Securities and Exchange Commission on May 18, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

The Carlyle Group Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	45-2832612
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Pennsylvania Avenue, NW, Washington, DC	20004
(Address of principal executive office)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
4.625% Subordinated Notes due 2061	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

333-236397

Securities to be registered pursuant to Section 12(g) of the Act:

None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the 4.625% Subordinated Notes due 2061 (the “Notes”) of Carlyle Finance L.L.C. (the “Issuer”), an indirect subsidiary of The Carlyle Group Inc. (the “Corporation”). The Notes are guaranteed by the Corporation and its indirect subsidiaries Carlyle Holdings I L.P., Carlyle Holdings II L.L.C., CG Subsidiary Holdings L.L.C. and Carlyle Holdings III L.P. (together with the Corporation, the “Guarantors”). Descriptions of the Notes are contained in a prospectus dated February 12, 2020 (the “Prospectus”), constituting part of the Corporation’s registration statement on Form S-3, as amended (File No. 333-236397), and a supplement to the Prospectus dated May 4, 2021 (the “Prospectus Supplement”) and filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended. The description of the Notes contained in the Prospectus under the heading “Description of Debt Securities” and the description of the Notes contained in the Prospectus Supplement under the heading “Description of the Notes” are hereby incorporated herein by reference and made part of this registration statement in their entirety.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Subordinated Indenture dated as of May 11, 2021 among Carlyle Finance L.L.C., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to The Carlyle Group Inc. Current Report on Form 8-K filed on May 11, 2021).

4.2	First Supplemental Indenture dated as of May 11, 2021 among Carlyle Finance L.L.C., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.2 to The Carlyle Group Inc. Current Report on Form 8-K filed on May 11, 2021).

4.3	Form of 4.625% Subordinated Note due 2061 of Carlyle Finance L.L.C. (included within Exhibit 4.2 to The Carlyle Group Inc. Current Report on Form 8-K filed on May 11, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 18, 2021	THE CARLYLE GROUP INC.

	By:	/s/ Curtis L. Buser
	Name:	Curtis L. Buser
	Title:	Chief Financial Officer